American Financial Group, Inc.

Deferred Compensation Plan

(As amended and restated effective December 1, 2008)

  Establishment and Purpose

  Effective November 1, 1999, American Financial Group, Inc. ("AFG" or the "Company") adopted this Deferred Compensation Plan (the "Plan") to enable eligible Employees of the Company and its subsidiaries to defer payment of a portion of their compensation. This Plan has subsequently been amended and restated. This Plan was amended and restated for deferrals made on or after January 1, 2005 to provide good faith compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This Plan was also amended and restated effective as of November 1, 2007. This Plan is amended and restated as set forth herein effective as of December 1, 2008, unless otherwise provided herein, to comply with the provisions of Section 409A of Code and the final regulations thereunder.

  Plan Objectives

  The purpose of the Plan is to assist eligible Employees to:

    Accumulate income for retirement; and

    Provide opportunity for financial growth.

  Definitions

  When used in this Plan, the following words and phrases shall have the following meanings:

    "Account" means the record maintained for each Participant to which all deferrals, earnings (or losses) and distributions are credited and debited for each Plan Year.

    "Administrator" means the person or persons appointed by the Board of Directors of the Company who is responsible for those functions assigned to the Administrator under the terms of the Plan.

    "Base Salary" means annual base pay, excluding any bonuses and other extraordinary payments, payable by the Company to a Participant.

    "Bonus" means any direct lump-sum payment paid for services rendered in addition to the Participant's Base Salary.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Common Stock" means the Company's common stock.

    "Company" means American Financial Group, Inc. and (unless the context indicates otherwise) its subsidiaries and affiliates.

    "Compensation" means Base Salary and Bonus.

    "Disabled" or "Disability" means the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

    "Election Form" means a Participant's agreement, on a form provided by the Administrator or in such other manner acceptable to the Administrator, to defer the Participant's Base Salary and/or Bonus.

    "Employee" means an employee of the Company.

    "Participant" means an officer or other highly compensated Employee who participates in the Plan for a designated Plan Year in accordance with the terms of the Plan, and who has an Account in the Plan.

    "Plan" means this American Financial Group, Inc. Deferred Compensation Plan, as amended and restated from time to time.

    "Plan Year" means the calendar year, January 1 through December 31. The initial Plan Year commenced on January 1, 2000.

    "Retirement" means Separation from Service on or after attaining age 60.

    "Separation from Service" means the termination of employment with the Company. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Participant has been employed by the Company less than 36 months). A Participant is not treated as having terminated employment while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statutes or by contract. The determination of whether a Separation of Service has occurred shall be based on applicable regulations and other applicable legal authority under Section 409A of the Code.

    "Specified Employee" means a Participant who, as of the date of his Separation from Service, is a key employee in that the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code). The determination of whether an individual is such a key employee shall be made as of each December 31st and that determination shall be controlling for the twelve-month period commencing on the immediately following April 1st. The determination of Specified Employees shall be based on applicable regulations and other applicable legal authority under Section 409A of the Code.

  Eligibility

  Officers and other highly compensated Employees of the Company and its subsidiaries will be eligible to become Participants in the Plan either through annual invitation by the Administrator or through an employment agreement approved by the Chief Executive Officer.

  Participation

    A Participant who is eligible as provided in Section 4 may elect to defer Compensation by delivering to the Administrator at the time and in the manner specified each year by the Administrator prior to the beginning of each Plan Year, a properly completed Election Form that conforms to the terms and conditions of the Plan. An Election Form that is timely delivered to the Administrator shall be effective for the Plan Year following the year in which the Election Form is delivered to the Administrator. In the case of the first year in which a Participant becomes eligible to participate in the Plan, the Participant may make an initial deferral election within 30 days after the date the Participant becomes eligible to participate with respect to Compensation paid for services to be performed after the election.

    Notwithstanding the above, an individual's Election Form relating to a Bonus that is "performance-based compensation" within the meaning of Section 409A of the Code and the regulations thereunder must be made no later than 6 months before the end of the performance period, provided the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this Section 5(b), and provided further that in no event may an election to defer from a Bonus that is performance-based compensation be made after such Bonus has become readily ascertainable.

  Deferred Compensation Account

    For each Plan Year, a deferred compensation Account will be established for each Participant.

    All Compensation deferred by the Participant, all earnings (or losses) determined under Section 8 and all distributions from the Account to the Participant or the Participant's beneficiaries or estate shall be reflected in the Account.

    The Administrator shall maintain all Accounts.

  Deferral Sources

    At the time of enrollment, a Participant must elect through an Election Form to defer a stated percentage of his or her Compensation for services rendered in the next Plan Year. For purposes of this Section 7, Base Salary payable after December 31st solely for services performed during the final payroll period containing such December 31st, shall be treated as Compensation for services performed in the subsequent taxable year in which the payment is made.

    Any Base Salary deferral must be at least 5% and no more than 80% of Base Salary. Any Bonus deferral must be at least 10% and no more than 80% of each Bonus. No deferral election shall reduce a Participant's paid Compensation below the amount necessary to satisfy applicable employment taxes (e.g., FICA/Medicare) on amounts deferred, benefit plan withholding requirements or income tax withholding for Compensation that cannot be deferred.

    Compensation deferred under this Plan shall be credited to the Participant's Account on the date such amounts would have otherwise been paid.

    Except as provided in Section 11(c), the deferral sources and amounts elected for a given Plan Year are irrevocable.

  Crediting of Earnings

    There shall be credited to the Account of each Participant an additional amount of earnings (or losses) determined under this Section 8.

    At the time a Participant elects to defer Compensation, each Participant also shall elect (in whole percentages) to have earnings (or losses) credited to his or her Account under one (or a combination) of the investment elections provided herein. Prior to January 1, 2007, the investment elections were an Interest Election and a Common Stock Election.

    Effective as of January 1, 2007, there shall be an Interest Election, a Common Stock Election and a Mutual Fund Election. The Plan Administrator may change any of the investment elections that are offered under the Plan from time to time in its discretion.

    A Participant who makes the Mutual Fund Election may allocate his or her Account among any combination of the Mutual Funds that are selected and made available by the Plan Administrator from time to time as identified in the attached Schedule A.

    To the extent a Participant selects the Interest Election, his or her Account will be adjusted to earn interest during any Plan Year of the deferral term at a rate determined by the Board of Directors of the Company not later than the prior November 15. The interest rate selected will be based on the general level of interest rates as well as interest rates the Company is paying on its debt obligations. In the exercise of its discretion, the Board of Directors of the Company may raise (but not lower) such selected interest rate for any Plan Year, based upon significant movements in the general level of interest rates.

    To the extent a Participant selects to invest in the Common Stock Election, his or her Account will change in value based on the price of AFG Common Stock, beginning on the date of the investment in such Common Stock in accordance with the terms of the Plan. The Account will be adjusted to reflect stock splits, distributions and dividends affecting the Common Stock.

    Prior to January 1, 2008, Participants electing to invest in the Common Stock Election will also receive a matching contribution from the Company equal to 7-1/2% of their deferral (the "Common Stock Match"). The Common Stock Match will be credited to a Participant's Account at the same time as the Participant deferrals. Effective as of January 1, 2008, Participants electing to invest in the Common Stock Election will not receive any additional contributions as the Common Stock Match.

    Prior to January 1, 2007, except as provided in Section 8(d), an investment election shall be effective for the entire deferral term to which it relates and may not be modified or terminated by the Participant; provided, however, the Administrator may provide certain limited time periods to permit a Participant to make a transfer, reallocation or reinvestment subject to the procedures adopted by the Administrator.

    For each Plan Year prior to January 1, 2007, the Participant's Account shall be increased or decreased as if it had earned the rate of return corresponding to the amount determined under this Section. Such increase or decrease shall be based on the varying balances in each of the investment elections comprising the Participant's Account throughout the Plan Year and shall be credited daily.

    Effective as of January 1, 2008, an investment election may be changed by a Participant in the time and manner determined by the Plan Administrator.

  Payment

    The time of payment will be determined as follows:

      A Participant who has a Separation from Service (other than Retirement), dies, or becomes Disabled shall have his or her Account paid in a single lump sum in cash as soon as administratively reasonable after such Separation from Service (other than Retirement), death, or Disability, but in no event later than 90 days after such Separation from Service (other than Retirement), death, or Disability, provided the Participant does not have a right to designate the taxable year of payment. If the Participant is a Specified Employee, then, to the extent required by Section 409A of the Code and the regulations thereunder, payments upon the Participant's Separation from Service shall not be made (or commence) before the date that is 6 months after the date of the Participant's Separation from Service, or if earlier, the date of the Participant's death.

      A Participant may designate a specified payment year as the time of payment at the time the Participant elects to defer Compensation. If a Participant elects a specified payment year, and the specified payment year occurs prior to the Participant's Separation from Service (other than Retirement), death or disability, the payment will begin in January of the specified payment year.

      If the Participant elects a specified payment year, and the Participant has a Separation from Service that is a Retirement, the payment will begin in January of the year of the specified payment year.

      For deferrals prior to January 1, 2005, notwithstanding a Participant's election to defer until a specified payment year, in the event of a Participant's Separation from Service, death, or Disability, the Company shall distribute the Participant's Account to the Participant at any time prior to the expiration of the fixed number of years originally selected by such Participant

    Payments from the Plan shall be made in the form of cash, except in the case where a Participant's Account is being credited based on the Common Stock Election, in which case such Participant shall receive benefit payments in the form of whole shares of AFG Common Stock, or at the Company's election, in cash. Any fractional shares shall be paid in cash. Any required tax withholding will be deducted from the Participant's Account as determined by the Administrator.

    At the time of enrollment for a given Plan Year, a Participant shall elect the method of payment desired. A Participant may choose either a lump sum or installment payment method for a given Plan Year. For deferral elections made after December 31, 2004, installment payments will be limited to a payout over a two-year period, and such installment payments will be treated as single payment for purposes of Section 409A of the Code and the regulations thereunder.

    For deferrals made after December 31, 2004, subsequent elections to change the time and form of payment must meet the following requirements:

      An election shall not be effective until 12 months after the date the election is made.

      For a payment election other than a payment on account of Disability, death, or the occurrence of an unforeseeable emergency, as defined in Section 11(b), payment must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid (or in the case of installment payments, 5 years from the date the first amount was scheduled to be paid).

      For a payment election related to a payment at a specified time or pursuant to a fixed schedule, such election must be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of installment payments, 12 months before the first amount was scheduled to be paid).

      No acceleration of any distribution shall be permitted except for any acceleration permitted by Treasury regulations, including, but not limited to, the following: to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code), to the extent necessary to comply with ethics laws or conflicts of interest laws, or to pay the FICA tax imposed under Section 3121(v)(2) of the Code on Compensation deferred under the Plan.

    Notwithstanding the above, for deferrals made after December 31, 2004, a Participant shall be permitted to make a subsequent election to change the time and form of payment during 2007, provided such election is made on or before December 31, 2007, and provided further that such election may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007. In addition, for deferrals made after December 31, 2004, a Participant shall be permitted to make a subsequent election to change the time and form of payment during 2008, provided such election is made on or before December 31, 2008, and provided further that such election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

    For deferrals made prior to January 1, 2005, all elections regarding the time and form of payment may only be changed upon notice at least 6 months prior to the date the first scheduled payment will be made. While the installment period originally elected is irrevocable, Participants selecting installment payments may change their distribution election to a lump sum upon 6 months' prior notice to the Company.

    Elections regarding the installment method must be made at the time the Election Form is submitted. If installment payments are in effect, the Participant's Account shall continue to be credited with earnings (or losses) hereunder until payment of the final installment.

    Applicable federal, state, local and foreign taxes will be deducted from the gross amount of the payment, whether in cash or in shares of AFG Common Stock, as determined by the Administrator.

  Account Statement

  An Account Statement will be sent to each Participant quarterly until the Participant's Account has been completely distributed.

  Hardship Distributions; Cancellations of Deferrals

    Distribution of payments from a Participant's Account for deferrals prior to January 1, 2005 prior to the payment date described in Section 9 shall be made only if the Administrator, after consideration of an application by such Participant, determines that the Participant has sustained financial hardship caused by events beyond the Participant's control. In such event, and notwithstanding anything to the contrary herein, the Administrator may, at its sole discretion, direct that all or a portion of the Account be paid to the Participant in such manner, and at such times as determined by the Administrator.

    Distribution of payments from a Participant's Account for deferrals after December 31, 2004 prior to the payment date described in Section 9 shall be made only if the Administrator, after consideration of an application by such Participant, determines that the Participant has the occurrence of an "unforeseeable emergency." An "unforeseeable emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's beneficiary, or the Participant's dependent (within the meaning of Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In such event, and notwithstanding anything to the contrary herein, the Administrator may, at its sole discretion, direct that all or a portion of the Account be paid to the Participant in such manner, and at such times as determined by the Administrator, provided that such a distribution shall be limited to the amount reasonably necessary to satisfy the need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

    The Administrator may cancel a Participant's deferrals for the remainder of the Plan Year upon the occurrence of an unforeseeable emergency, as defined in Section 11(b), or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations.

  Beneficiary Designation

    A Participant shall have the right to designate one or more beneficiaries and to change any beneficiary previously designated.

    A Participant shall submit his or her beneficiary designation in writing using the beneficiary designation portion of the Election Form. The Participant shall deliver the completed form to the Administrator. The most recently dated and filed beneficiary designation shall cancel all prior designations.

    In the event of the Participant's death before or after the commencement of payments from the Account, the amount otherwise payable to the Participant shall be paid to the designated beneficiaries, and if there are no beneficiaries, to the estate of the Participant, according to the provisions of Section 9.

  GAFRI Deferred Compensation Plan Merger

    Effective as of November 1, 2007, the Great American Financial Resources, Inc. Deferred Compensation Plan (the "GAFRI Plan") was merged into this Plan. Employees of Great American Financial Resources, Inc. ("GAFRI") and terminated employees with deferred benefits who were participants in the GAFRI Plan as of October 31, 2007 became Participants in this Plan as of November 1, 2007 (a "GAFRI Participant").

    All Election Forms completed by the GAFRI participants under the terms of the GAFRI Plan will be honored until December 31, 2007. To the extent a GAFRI Participant elected to receive installment payments over a period greater than two years, that election will be honored. Any changes to such election will be subject to the two-year limitation provided in Section 10. The Plan will also honor all valid beneficiary designation forms submitted to the GAFRI Plan.

    All amounts merged that were deferred prior to January 1, 2005 will be paid in accordance with the following provision. Payment will begin on the first payroll date of the month which first follows a 30-day processing period beginning on the payment date described in Section 9(a). All other payments will be made in accordance with Section 9.

  General Provisions

    Participant's Rights Unsecured. The right of any Participant to receive payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. It is not required or intended that the amounts credited to the Participant's Account be segregated on the books of the Company or be held by the Company in trust for a Participant and a Participant shall not have any claim to or against a specific asset or assets of the Company. All credits to an Account are for bookkeeping purposes only.

    Non-assignability. The right to receive payments shall not be transferable or assignable by a Participant. Any attempted assignment or alienation of payments shall be void and of no force or effect.

    Administration. The Administrator shall have the authority to adopt rules, regulations and procedures for carrying out this Plan, and shall interpret, construe and implement the provisions of the Plan according to the laws of the Code and to the extent not preempted by federal law, according to the laws of the State of Ohio.

    Amendment and Termination. This Plan may at any time or from time to time be amended or terminated. No amendment, modification or termination shall adversely affect the Participant's rights under this Plan.

    Construction. The singular shall also include the plural where appropriate.

    Employment Rights. This Plan does not constitute a contract of employment and participation in the Plan will not give any Participant the right to be retained in the employ of the Company.

    No Bonus Rights. This Plan does not confer the right for a Participant to receive a Bonus.

    Compliance with Section 409A of the Code. This Plan is intended to be interpreted in a manner that is based on the applicable regulations and other applicable legal authority under Section 409A of the Code. The Company does not guarantee any particular tax consequences under this Plan and the Participant (or beneficiary) shall be responsible for all taxes with respect to his or her benefit hereunder.

Signed as of this 7th day of November, 2008.
American Financial Group, Inc.

By: /s/Karl J. Grafe
Karl J. Grafe
Vice President

Schedule A

Mutual Fund Investment Election

as of

December 1, 2008

▪ AFG Fixed Interest Fund

▪ Fidelity Capital & Income Fund

▪ Fidelity Inflation-Protected Bond Fund

▪ Fidelity Balanced Fund

▪ Spartan® Total Market Index Fund - Investor Class

▪ Fidelity Leveraged Company Stock Fund

▪ DFA U.S. Small Cap Portfolio

▪ Fidelity International Discovery Fund

▪ Fidelity Emerging Markets Fund

▪ AFG Common Stock Fund